Exhibit 99.1

News Release

RSP Permian, Inc. Announces Third Quarter Financial and Operating Results and Increased 2015 Outlook

Dallas, Texas - November 2, 2015 - RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today reported financial and operating results for the quarter ended September 30, 2015 and increased 2015 guidance.  In addition, the Company filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 with the Securities and Exchange Commission (the “SEC”) and posted an updated quarterly presentation on its website at www.rsppermian.com.

Third Quarter 2015 Highlights

•                  Production increased by 114% to 24.0 MBoe/d (75% oil) as compared to 3Q14, and increased by 21% as compared to 2Q15

•                  Adjusted EBITDAX increased by 44% to $78.3 million as compared to 3Q14, and increased by 8% as compared to 2Q15

•                  Net income increased to $9.0 million, or $0.10 per diluted share, up from a net loss of $5.5 million in 2Q15.  3Q15 net income includes a non-cash loss on derivatives and an impairment on unproved oil and gas properties.  Adjusted net income, which does not include those items, was $13.5 million, or $0.15 per diluted share

•                  Updated 2015 guidance, including increasing annual production range to 20,750 - 21,250 Boe per day or an annual growth target of 77% at the midpoint, and narrowing total capital expenditures range to $400 - $420 million

•                  Completed 11 operated horizontal wells (5 Lower Spraberry, 2 Wolfcamp A, 4 Wolfcamp B) and 5 operated vertical wells

•                  Completed Spanish Trail extended reach laterals, 4 wells in the Spanish Trail area (2 Wolfcamp A and 2 Wolfcamp B), with average lateral lengths over 11,000’ and average of 53 stages.  These wells are still cleaning up and flowing with strong initial production rates, reaching average 24-hr peak rates exceeding 1,750 Boe/d

•                  Drilled first 4 horizontal wells in western Glasscock and currently drilling 2 for a total of 6 wells, targeting the Wolfcamp A, Wolfcamp B (upper and lower B zones), and Lower Spraberry

•                  Completed the first 2 wells, the Calverley 9-4 1H WA and the Calverley 9-4 2H WB, which are in early flowback and have average lateral lengths of approximately 10,000’ and average of 46 frac stages

•                  RSP has completed a spacing test in the Lower Spraberry on 5 horizontal wells in 2 different operating areas, testing 500’ spacing in the same stratigraphic interval (not in a chevron development pattern), early production data indicates the wells are ahead of type curve

•                  Increased internal estimates for type curves and estimated ultimate recoveries (“EURs”) for wells drilled in the Middle Spraberry, Lower Spraberry and Wolfcamp A zones

•                  Decreased cash operating expenses by 23% to $10.50 per Boe as compared to 2Q15

•                  Closed acquisitions previously announced in Martin and Glasscock counties for $274 million.  Subsequent to closing, RSP purchased approximately $39 million of additional working interests from other owners in the acquired properties.

•                  The aggregate closed acquisitions include 6,548 net acres, an average royalty burden of approximately 23%, production of approximately 1,680 Boe/d and 191 net horizontal drilling locations

•                  Completed follow-on equity offering of 8.05 million shares, receiving $178.6 million of net proceeds, and issued an additional $200.0 million of 6.625% senior unsecured notes due 2022 at 99.25% of par, receiving $196.5 million of net proceeds

•                  Completed fall borrowing base review with our lenders, increasing the revolving credit facility borrowing base to $600 million from $500 million with no amounts currently drawn

•                  In August, S&P raised RSP’s senior notes rating to B from B-

Potential WPR Acquisition and Recent Equity Offering

•                  As previously announced, subsequent to quarter end, the Company signed a letter of intent to acquire undeveloped acreage and oil and gas producing properties (“WPR Acquisition”) for an aggregate purchase price of approximately $137.0 million, subject to certain purchase price adjustments, from Wolfberry Partners Resources LLC (“WPR”), an entity owned in part by affiliates of the Company

•                  In concurrence with the WPR Acquisition announcement, RSP launched and completed a follow-on equity offering of 8.74 million shares, receiving $218.1 million of net proceeds

•                  There can be no assurance the Company will reach a definitive purchase agreement on the terms described herein or at all or close on the WPR Acquisition

Steve Gray, Chief Executive Officer of RSP stated, “I am pleased to announce another strong quarter as our horizontal well results continue to surpass our initial expectations and our pilot programs confirm our spacing assumptions.  As a result, we have increased our type curves and EURs in several of our target horizons.  I also appreciate the efforts of our operational team as we have continued to grow our production volumes while decreasing our operating and capital costs, leading to cash margins per barrel that are among the highest in the E&P sector.  In addition, in the past several months we have added to our footprint of highly prospective acreage in the core of the Midland Basin by announcing the acquisition or pending acquisition of $450 million of assets, and strengthened our balance sheet and liquidity position with over $600 million of capital markets transactions.  We also increased the borrowing base under our revolver from $500 million to $600 million, which is currently undrawn.  Due to weakness in current oil prices, we have elected to drop from four operated horizontal rigs to three rigs this month, and plan to moderate our completion pace to maintain our capital discipline, liquidity position and prudently manage our outspend going into 2016.  We plan to adjust our pace of development when oil prices recover.”

Type Curve Updates

Based on continued strong well performance and successful spacing pilots, RSP recently increased its type curves and EURs for wells drilled in the Middle Spraberry, Lower Spraberry and Wolfcamp A zones.

As a result, first year expected production of wells drilled in the Middle Spraberry has increased by 35% over the prior estimate.  Middle Spraberry wells are now expected to produce a cumulative BOE of 156 MBoe in year one, which enhances the expected rate of return on these wells and shortens the payback period. Based on a 7,500 foot lateral, the EUR of these wells increased 10% to 715 MBoe from the prior 650 MBoe.

The Lower Spraberry continues to generate the highest expected rate of return for the Company and its EUR has been increased to 830 Mboe for a 7,500 foot lateral, or a 16% increase from the prior 715 MBoe estimate.  First year cumulative production also increased 16% from 152 MBoe to 177 MBoe.

The Wolfcamp A zone continues to perform above initial expectations.  As a result, the EUR of our Wolfcamp A wells has been increased to 800 MBoe, or 12%, from our prior 715 MBoe estimate.  The first year cumulative production of our Wolfcamp A wells increased 16% from 149 MBoe to 173 MBoe.

Increasing 2015 Outlook

RSP is increasing its 2015 guidance due to stronger than anticipated results through the first three quarters of 2015, the impact of recent acquisitions and the anticipated drilling and completion pace for the remainder of the year.  As a result, 2015 average daily production is increased to a range of 20,750 - 21,250 Boe per day and total capital expenditures (excluding acquisitions) is narrowed to a range of approximately $400 - 420 million.  RSP expects to complete 45 gross operated horizontal wells and expects to complete 19 gross operated vertical wells during the year.  The Company expects non-operated capital expenditures in 2015 to represent approximately 15% of total capital expenditures.

	YTD 2015	2015
2015 Actuals and Updated Guidance	Actual	Updated Guidance

Operated Horizontal Completions	37	45
Total Capital Expenditures (excluding acquisitions) ($ in MM)	$327	$400 - $420
Average Daily Production (Boe/d)	19,967	20,750 - 21,250
% Oil	75%	75% - 76%
% Natural Gas	11%	10% - 11%
% NGLs	14%	14% - 15%

Operating Costs
Lease operating expenses (including workovers) ($/Boe)	$7.16	$6.90 - $7.15
Gathering and transportation ($/Boe)	$0.47	$0.45 - $0.50
Production and ad valorem taxes (% of oil and gas revenues)	6.8%	6.6% - 6.8%
Depreciation, depletion, and amortization ($/Boe)	$20.94	$20.75 - $22.00
Exploration expenses ($/Boe)	$0.42	$0.30 - $0.40

G&A expenses
General and administrative - cash component ($/Boe)	$2.37	$2.20 - $2.45
General and administrative - recurring stock comp ($/Boe)	$1.07	$1.05 - $1.10
General and administrative - non-recurring IPO stock comp ($/Boe)	$0.21	$0.18 - $0.20

Summary Financial Results

	Actual Three Months Ended September 30,
	2015	2014
	(In thousands, except for per share data)
Total Revenues	$80,644	$70,645
Net Cash from Derivative Instruments	20,879	(669)
Adjusted Total Revenues	$101,523	$69,976

Adjusted EBITDAX (1)	$78,329	$54,404

Adjusted Net Income (1)	$13,473	$18,432
Adjusted Net Income per Common Share - Diluted	$0.15	$0.24

Net Income	$8,974	$32,297
Net Income per Common Share - Diluted	$0.10	$0.43

(1)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income and a reconciliation of Adjusted EBITDAX and adjusted net income to net income, see “Use of Non-GAAP financial measures” and our annual and quarterly statements of operations at the end of this release.

For the quarter ended September 30, 2015, total revenues, excluding the revenue impact from realized derivative instruments, were $80.6 million, a 14% increase over the prior year quarter of $70.6 million.  Adjusted total revenues, including the net cash from derivative instruments, was $101.5 million, an increase of 45% over the prior year quarter of $70.0 million.  Adjusted EBITDAX for the third quarter was $78.3 million, an increase of 44% over the prior year quarter of $54.4 million.  Adjusted net income for the third quarter was $13.5 million, or $0.15 per diluted share, a 27% decrease from the prior year quarter of $18.4 million or $0.24 per diluted share.  Adjusted net income for the third quarter of 2015 excluded an unrealized loss on derivative instruments of $2.8 million and impairments of $4.2 million on unproved oil and gas properties and adjusted net income for the third quarter of 2014 excluded an unrealized gain on derivative instruments of $22.7 million.

Operational Update

The Company operated 4 horizontal drilling rigs during the third quarter and drilled 16 operated horizontal wells and drilled 1 vertical well.  RSP completed 11 operated horizontal wells (5 Lower Spraberry, 2 Wolfcamp A, and 4 Wolfcamp B) and 5 operated vertical wells.

At the end of the third quarter, RSP had 16 operated horizontal wells and 1 operated vertical well awaiting completion activities.  In the fourth quarter of 2015, RSP will drop from 4 operated horizontal rigs to 3 rigs and expects to moderate its completion pace for the remainder of the year.  As a result, the Company anticipates carrying over approximately 19 operated horizontal wells into 2016.

	3Q15 Wells
	Drilled	Completed	Waiting On Completion

Operated Wells
Horizontal	16	11	16
Vertical	1	5	1

Non-Operated Wells
Horizontal	10	16	6
Vertical	—	—	—

Quarterly Operational Results

	Three Months Ended September 30,
	2015	2014
Production data:
Oil (MBbls)	1,667	738
Natural gas (MMcf)	1,448	750
NGLs (MBbls)	300	169
Total (MBoe)	2,208	1,032
Average net daily production (Boe/d)	24,000	11,217
Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$44.84	$86.88
Natural gas (per Mcf)	2.27	3.06
NGLs (per Bbl)	8.72	25.02
Total (per Boe)	$36.52	$68.45
Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$57.36	$85.90
Natural gas (per Mcf)	2.27	3.14
NGLs (per Bbl)	8.72	25.02
Total (per Boe)	$45.98	$67.81
Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$6.08	$6.31
Gathering and transportation	0.38	0.61
Production and ad valorem taxes	2.12	4.98
Depreciation, depletion and amortization	19.49	18.40
General and administrative - recurring cash component	1.92	3.19
General and administrative - recurring stock comp (3)	0.95	0.88
General and administrative - IPO stock comp (4)	0.15	0.98

(1)         Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.

(2)         Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.

(3)         Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.

(4)         Includes compensation expense related to the successful completion of the Company’s IPO.  These costs include cash bonuses, one-time restricted stock awards, and expense related to performance units.

Production volumes for the quarter ended September 30, 2015 averaged 24,000 Boe/d or a total of 2,208 MBoe, an increase of 114% over prior year’s third quarter of 11,217 Boe/d.  Production for the third quarter of 2015 was comprised of 75% crude oil, 14% NGLs and 11% natural gas.  RSP’s average realized commodity price per barrel of oil equivalents for the third quarter of 2015, before the effects of hedges, was $36.52. RSP’s average realized oil price for the third quarter of 2015, before the effects of hedges, was $44.84 per barrel, a negative $1.59 differential compared to NYMEX WTI pricing for the same period, or 97% of NYMEX WTI pricing. RSP’s average realized natural gas price for the third quarter of 2015, before the effects of hedges, was $2.27 per MMBtu, a negative $0.50 differential compared to NYMEX Henry Hub pricing for the same period, or 82% of NYMEX Henry Hub pricing.

Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation, production and ad valorem taxes and recurring cash general and administrative expenses were $10.50 per Boe, a 30% decrease from prior year’s comparable quarter and a 23% decrease from the prior quarter.

Capital Expenditures

RSP’s capital expenditures for the quarter ended September 30, 2015 totaled $95.3 million which included approximately $86.0 million of drilling and completion and $9.3 million of infrastructure and other.  Approximately 21% of total capital expenditures were on non-operated properties.

Liquidity Update

As of September 30, 2015, the Company had no borrowings on its revolving credit facility, which has a $600 million borrowing base, and had $57.3 million of cash on hand, for total liquidity available of $657.3 million.  Subsequent to quarter end, the Company announced it had signed a letter of intent to acquire undeveloped acreage and oil and gas producing properties for an aggregate purchase price of approximately $137.0 million, subject to certain purchase price adjustments. Concurrent with the announcement, the Company completed an underwritten public offering of 8.74 million shares raising $218.1 million in net proceeds.  The proceeds from the public offering are anticipated to partially fund the potential acquisition.  Pro forma the potential acquisition and follow-on equity offering, the Company had total liquidity available of approximately $738.4 million.

Hedging

For the remainder of 2015, the Company has floors in place on 498,000 barrels of oil production at a blended floor of $85.57, along with swaps covering 30,000 barrels of oil production at a price of $92.60.  For 2016, the Company has three way collars covering 555,000 barrels of oil production at a blended floor price of $55.00, a blended ceiling price of $74.08, and a short-put price of $45.00.

Description & Production Period	Volume (Bbls)	Weighted Average Floor price ($/Bbl) (1)	Weighted Average Ceiling price ($/Bbl) (1)	Weighted Average Short-Put price ($/Bbl) (1)	Weighted Average Swap price ($/Bbl) (1)
Crude Oil Swaps:
October 2015 - December 2015	30,000	—	—	—	$92.60

Crude Oil Collars:
October 2015 - December 2015	408,000	$85.70	$94.71	—	—
October 2015 - December 2015	90,000	$85.00	$92.33	—	—
January 2016 - March 2016	75,000	$55.00	$72.00	$45.00	—
January 2016 - December 2016	480,000	$55.00	$74.41	$45.00	—

(1)         The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.

Third Quarter Earnings Release and Conference Call

RSP will host a conference call for investors at 10:00 a.m. Central Time on Tuesday, November 3, 2015 to discuss third quarter 2015 results.  Hosting the call will be Steve Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13622933.  The replay will be available until November 17, 2015. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Glasscock, Dawson, and Ector.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K and our most recent Quarterly Report on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation.  Adjusted net income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and adjusted net income are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and adjusted net income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and adjusted net income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and adjusted net income may not be comparable to other similarly titled measures of other companies.

The following statements of operations include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015 Actual	2014 Actual	2015 Actual	2014 Actual	2014 Pro Forma
Revenues:
Oil sales	$74,746	$64,119	$195,968	$181,725	$186,184
Natural gas sales	3,283	2,297	7,544	7,620	7,811
NGL sales	2,615	4,229	6,972	13,121	13,456

Total revenues	80,644	70,645	210,484	202,466	207,451

Net cash from derivative instruments	20,879	(669)	68,996	(3,436)	(3,436)

Adjusted Total Revenues	$101,523	$69,976	$279,480	$199,030	$204,015

Operating expenses:
Lease operating expenses	14,274	7,140	41,578	23,482	24,176
Production and ad valorem taxes	4,674	5,137	14,273	14,977	15,228
General and administrative expenses	4,246	3,295	12,938	11,869	8,637

Total operating costs and expenses	$23,194	$15,572	$68,789	$50,328	$48,041

Adjusted EBITDAX (2)	$78,329	$54,404	$210,691	$148,702	$155,974

Depreciation, depletion, and amortization	43,031	18,991	114,152	57,086	60,719
Asset retirement obligation accretion	84	38	252	104	113
Exploration	218	967	2,285	2,955	2,955
Interest expense	11,680	2,241	30,363	4,513	4,513
Stock-based compensation, net	2,432	1,919	6,975	15,599	1,864

Adjusted income before income taxes	$20,884	$30,248	$56,664	$68,445	$85,810

Adjusted income tax expense	7,411	11,816	20,109	24,640	30,892

Adjusted net income (2)	$13,473	$18,432	$36,555	$43,805	$54,918

Adjusted net income per common share - Basic	$0.15	$0.24	$0.44	$0.62	$0.75
Adjusted net income per common share - Diluted	$0.15	$0.24	$0.44	$0.62	$0.75

Other items included in income before taxes:
Non-cash (loss) on derivatives, net	$(2,781)	$22,728	$(51,529)	$5,384	$5,384
Impairments	(4,238)	—	(4,238)	—	—
Gain (loss) on asset sale	(4)	2	(4)	2	2
Other income	66	23	227	31	31

Income (loss) before income taxes	$6,516	$41,185	$(18,989)	$49,222	$60,335

Income tax (benefit) expense	$(2,458)	$8,888	$(21,487)	$136,226	$1,950

Net Income (loss)	$8,974	$32,297	$2,498	$(87,004)	$58,385

Net income (loss) per common share - Basic	$0.10	$0.43	$0.03	$(1.24)	$0.79
Net income (loss) per common share - Diluted	$0.10	$0.43	$0.03	$(1.24)	$0.79

Weighted Average Common Shares Outstanding:
Basic	87,245	74,896	82,841	70,100	73,299
Diluted	87,245	74,896	82,841	70,100	73,299

(1)         Information presented in this table reflects actual results of RSP and its predecessor.  The IPO and related transactions affect the comparability of each period presented in the table above.  2014 information represents information with respect to RSP’s predecessor for the first 22 days of 2014 plus that of RSP for the remainder of the year.

(2)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income, see “Use of Non-GAAP Financial Measures” above.

Summary Balance Sheet

	September 30, 2015	December 31, 2014
	(in thousands)
Cash and cash equivalents	$57,254	$56,292
Other current assets	92,668	117,450
Total current assets	149,922	173,742
Property, plant and equipment, net	2,625,194	2,094,618
Other long-term assets	38,689	21,587
Total assets	$2,813,805	$2,289,947

Current liabilities	101,273	130,041
Long-term debt	698,600	500,000
Other long-term liabilities	355,153	334,135
Total stockholders’/members’ equity	1,658,779	1,325,771
Total liabilities and stockholders’/members’ equity	$2,813,805	$2,289,947

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.